EXHIBIT 3.4

Single Member LLC

2008 AMENDED AND RESTATED

OPERATING AGREEMENT

OF CAROLINAS RECYCLING GROUP, LLC

A SOUTH CAROLINA LIMITED LIABILITY COMPANY

THIS 2008 AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) for CAROLINAS RECYCLING GROUP, LLC,  a South Carolina limited liability company (the “Company”) is entered into and shall be effective as of June 9, 2008 (the “Effective Date”), by and between the Company and Recycle South, LLC (f/k/a/ South Atlantic Recycling Group, LLC, the “Member”), as the sole member of the Company, and all other persons who hereafter become members or assignees of membership interests in, or a manager of, the Company, all in accordance with, and pursuant to, the South Carolina Uniform Limited Liability Company Act of 1996, as amended (the “Act”).  This agreement replaces and supersedes the 2007 Operating Agreement (as defined below) in all respects, and the 2007 Amended and Restated Operating Agreement hereby is terminated and is no longer to have any force or effect.

The Company was organized by the filing of Articles of Organization with the South Carolina Secretary of State on November 24, 1998.  The Company previously amended and restated in its entirety the 2004 Amended and Restated Operating Agreement of the Company executed on June 18, 2004 to be effective as of May 31, 2004 by and among Carolina Investment Company, LLC, Spartan Iron & Metal Corporation of Spartanburg, SC, Spartan Iron & Metal Corporation of Wellford, S.C., K&W Recycling, Inc., and Carolina Scrap Processors, Inc. as previously in effect (as amended and restated, the “2007 Operating Agreement”).  The Company and Member hereby amend and restate in its entirety the 2007 Operating Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound do hereby amend and restate the 2007 Operating Agreement in the following manner:

SECTION 1

The Limited Liability Company

1.1.                            Organization.  Carolinas Recycling Group (“Company”) was organized as a South Carolina limited liability company by the filing of Articles of Organization with the South Carolina Secretary of State.

1.2.                            Place of Business.  The principal place of business of the Company shall be located at 2061 Nazareth Church Road, Spartanburg, SC 29301, or at such other place as may be approved by the Member.

1.3.                            Registered Office and Registered Agent.  The registered agent and registered office in the state of South Carolina shall be as designated from time to time by the Company’s Manager.

1.4.                            Purpose and Powers.  The purpose of the Company is to engage in any lawful business permitted under the South Carolina Uniform Limited Liability Company Act of 1996 (the “Act”) and the Company shall have all powers permitted under the Act.

1.5.                            Statutory Compliance.  The Company shall exist under and be governed by the Act and the laws of the state of South Carolina.  The Member shall cause the Company to make all filings and disclosures required by, and shall otherwise comply with, the Act.  The Member shall execute and file any documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Company.

1.6.                            Title to Property.  All real and personal property owned by the Company shall be owned by Company as an entity.  The Member’s interest in the Company shall be personal property for all purposes.

1.7.                            Duration.  The duration of the Company shall be perpetual until dissolved or terminated pursuant to the Act or any provision of this Agreement.

1.8.                            Definitions.  Capitalized words and phrases used in this Agreement have the following meanings:

a.                                      “Act” means the South Carolina Uniform Limited Liability Company Act of 1996 as set forth in the South Carolina Code of Laws, Title 33, Chapter 44, as amended from time to time (or any corresponding provisions of succeeding law).

b.                                      “Articles of Organization” means the Articles of Organization referred to in Section 1.1 hereof and any amended or restated Articles.

c.                                       “Agreement” means this Amended and Restated Operating Agreement, as amended from time to time.  Words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

d.                                      “Event of Dissociation” has the meaning set forth in Section 8 of this Agreement.

e.                                       “Fiscal Year” means the fiscal year for the Company as determined by the Member.

f.                                        “Member” means Recycle South, LLC or its assignee(s).

g.                                       “Person” means an individual, a corporation, a general or limited partnership, an association, a domestic or foreign limited liability company, a trust, or other entity.

h.                                      “Property” means all real and personal property acquired by the Company and any improvements thereto, and shall include both tangible and intangible property.

SECTION 2

Capital Contributions

2.1.                                                                            Initial Capital Contributions.  Upon the execution of the original Agreement, the initial member contributed to the Company cash in accordance with the original Agreement.

2.2.                                                                            Additional Capital Contributions.  Additional Capital Contributions may be made by the Member from time to time whenever the Member so determines.  The Member is under no obligation to make any additional Capital Contributions.

SECTION 3

Allocation of Profits and Losses and Distributions

3.1.                            Allocations.  All the profits and losses of the Company shall be allocated and passed through to the Member.

3.2.                            Distributions.  Distributions shall be made to the Member and the amount and timing of any distributions shall be determined by the Member; provided, that distributions may be made only in compliance with the Act.

SECTION 4

Accounting and Records

4.1.                            Books and Records.  The Company shall maintain at its principal place of business separate books of account for the Company.

The Company must keep at its principal office the following records and information:

a.                                      A list with the full name and last known mailing address of the Member of the Company.

b.                                      A copy of the Articles of Organization and all amendments.

c.                                       Copies of the Company’s federal, state, and local income tax returns and financial statements, if any, for the three (3) most recent years.

d.                                      Copies of this Agreement and all amendments thereto and copies of any new operating agreements that may be entered into by the Member and the Company.

4.2.                            Fiscal Year.  The Fiscal Year of the Company shall be as set forth in Section 1.8(f).

4.3.                            Banking.  All funds of the Company shall be deposited in the Company’s name, in such account or accounts with banks as may be approved by the Member.

SECTION 5

Management

5.1.                            Management in General.  The business and affairs of the Company shall be managed under the direction and control of a manager (the “Manager”), who need not be a Member.  The Manager initially shall be Recycle South, LLC.  All powers of the Company shall be exercised by or under the authority of the Manager.  Decisions of the Manager within the Manager’s scope of authority shall be binding upon the Company and each Member.

5.2.                            Management Decisions.  Except as otherwise expressly provided in this Agreement, all determinations, decisions, approvals, and actions affecting the Company and its business and affairs shall be determined, made, approved, or authorized, only by the Manager.

5.3.                            Decisions of Member.  The following decisions shall be reserved to the Member:

(a)                                 the designation, appointment, election, removal or replacement of the Manager;

(b)                                 the merger or consolidation of the Company with any other entity;

(c)                                  the sale of all or substantially all of the assets of the Company; and

(d)                                 any other decision reserved for the Member in this Agreement or the Act.

SECTION 6

Additional Members

6.1.                            Admission.  A new member may be admitted only with the consent of the Member.

6.2.                            Admission Procedures.  No Person shall be admitted as an additional Member unless such Person executes, acknowledges, and delivers to Company such instruments as the Member may deem necessary or advisable to effect the admission of such Person as an additional Member, including (without limitation) the written acceptance and adoption by such Person of the provisions of this Agreement.

SECTION 7

Limitation of Liability

7.1.                            Liability to Third Parties.  Except as otherwise provided in the Act, no Member of the Company shall have any personal obligation for any debts, obligations, or liabilities of the Company, whether such liabilities arise in contract, tort, or otherwise, or for the acts or omissions of the Member, agents, or employees of the Company.  As contemplated by Article 3 of the Act, the Member shall not be obligated to account to the Company for matters described in Article 3.

SECTION 8

Dissociation of Member

8.1.                            Dissociation.  A Person shall cease to be a Member (“Event of Dissociation”) as provided in the Act under Section 33-44-601 (as may be amended from time to time), except the dissolution of a corporate Member shall not be considered an Event of Dissociation.

8.2.                            Consequences of Dissociation.  Upon the occurrence of an Event of Dissociation with respect to the Member, the Company shall be dissolved and liquidated pursuant to Section 9.

SECTION 9

Dissolution and Winding up

9.1.                            Liquidating Events.  The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

a.                                      The decision by the Member to dissolve, wind up, and liquidate the Company;

b.                                      An Event of Dissociation occurs with respect to the Member; and

c.                                       Entry of a decree of judicial dissolution under the Act.

9.2.                            Winding Up.  Upon the occurrence of a Liquidating Event, the Company shall continue and only carry on business that is appropriate to wind up and liquidate its business affairs, including the following:  (i) collecting its assets, (ii) disposing of properties that would not be distributed in kind to the Member, (iii) discharging or making provision for discharging liabilities, (iv) distributing the remaining property to the Member, and (v) doing every other act necessary to wind up and liquidate its business and affairs.  The Member shall be responsible for overseeing the winding up and liquidation of the Company.  The Company’s Property, to the extent sufficient therefor, shall be applied and distributed in the following order:

a.                                      First, to the payment and discharge (including the establishment of adequate reserves) of all of the Company’s debts and liabilities to creditors, including a Member who is a creditor to the extent permitted by law and except for liabilities for distributions to the Member as provided in the Act;

b.                                      Second, to the payment and discharge of all of the Company’s debts and liabilities to the Member with respect to distributions; and

c.                                       The balance, if any, to the Member.

9.3.                            Notice of Dissolution.  Upon the dissolution of the Company, the Company shall give notice to creditors as may be required by the Act.

SECTION 10

Indemnification

10.1.                     General.  The Company shall indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that it is or was a manager or Member of the Company against expenses (including counsel fees), judgments, settlements, penalties and fines actually or reasonably incurred in accordance with such action, suit or proceeding, if such manager or Member acted in good faith and in a manner reasonably believed by such manager or Member to have been, in the case of conduct taken as a manager or Member, in the best interest of the Company and in all other cases, not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, such Person had reasonable cause to believe such conduct was lawful.  The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not meet the prescribed standard of conduct.

10.2.                     Authorization.  To the extent that a manager or Member has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 10.1, or in the defense of any claim, issue or matter therein, the Company shall indemnify such Person against expenses (including counsel fees) actually and reasonably incurred by such Person in connection therewith.  Any other indemnification under Section 10.1 shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the manager or Member is permissible in the circumstances because such Person has met the applicable standard of conduct.

10.3.                     Reliance on Information.  For purposes of any determination under Section 10.1, a Person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 10.1 if the action is based on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by (a) a Member, manager or employees of the Company or another enterprise whom the Person reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, accountants, appraisers or other persons as to matters reasonably believed to be within such person’s professional or expert competence; or (c) the board of directors or other governing body of another enterprise.  The term “another enterprise” as used in this Section 10.3 shall mean any other Person or corporation or any limited liability company, joint venture, trust, employee benefit plan or other enterprise, including any enterprise of which such Person is or was serving at the request of the Company as a director, officer, member, trustee, employee or agent.  The provisions of this Section 10.3 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 10.1.

10.4.                     Advancement of Expenses.  Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Company in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 10.2, upon receipt of a written affirmation of the manager’s or Member’s good faith belief that such Person has met the standard of conduct described in Section 10.1 and upon receipt of a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person did not meet the standard of conduct, and a determination is made that the facts then known to those making the determination shall not preclude indemnification under this section.

10.5.                     Non-Exclusive Provisions; Vesting.  The indemnification provided by this Section shall not be deemed exclusive of any other rights to which a Person seeking indemnification may be entitled.  The right of any Person to indemnification under this Section shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 10.1 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions.

SECTION 11

Miscellaneous

11.1.                     Loans.  The Member may lend or advance money to the Company.  If the Member makes any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company.  The amount of any such loan or advance by a lending Member shall be repayable out of the Company’s cash and shall bear interest at the rate agreed between the Company and the lending Member.

11.2.                     Notices.  Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Member to whom the same is directed or (ii) whether or not the same is actually received, if sent by registered or certified mail, postage and charges prepaid, addressed as follows:  if to the Company, to the Company at the address set forth in Section 1.2 hereof, or to such other address as the Company may from time to time specify by notice to the Members; if to a Member, to such Member at the address set forth in the beginning of this Agreement, or to such other address as such Member may from time to time specify by notice to the Company.  Any other notice shall be deemed to be delivered, given and received as of the date so delivered, if delivered personally, or as of the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

11.3.                     Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its respective heirs, legatees, legal representatives, successors, transferees, and assigns.

11.4.                     Construction.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against the Member.

11.5.                     Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

11.6.                     Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

11.7.                     Incorporation by Reference.  Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

11.8.                     Further Action.  The Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

11.9.                     Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

11.10.              Governing Law.  Except with respect to those matters governed by the Act, the laws of the State of Indiana shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Member.

11.11.              Taxation of the Company.  Solely for tax purposes, the Company will be disregarded as an entity separate from the Member.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above set forth.

“COMPANY”		“MEMBER”
Carolinas Recycling Group, LLC		Recycle South, LLC

By:	Recycle South, LLC, Member
		By:	/s/ Theresa E. Wagler.
Theresa E. Wagler, Vice President
By:	/s/ Theresa E. Wagler.
Theresa E. Wagler, Vice President